BYLAWS

OF

MEXICAN CELLULAR HOLDING INC.

1.           MEETINGS OF STOCKHOLDERS.

1.1           Annual and Special Meetings.  Annual meetings of the stockholders shall be held for purposes of electing directors, the chairman and co-secretaries of the board of directors (the "Board"), the members of the executive committee and the statutory examiners, and for such other businesses as may come before it. Such meetings shall be held each year.

Special meetings of the stockholders may be held at any time upon call in accordance with the terms of these bylaws for any purpose or purposes contained in the notice for the meeting.  Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.2           Calls.  Annual and special meetings shall be called through a notice in accordance with the terms of Section 1.4 below, by any of the following: (i) the Board, (ii) both co-secretaries, or (iii) both statutory examiners.  Likewise, the stockholders representing 10% of the capital stock of the corporation may request the abovementioned persons, through a written request, to call a meeting for the purposes stated in their written request, and upon receipt of such request such persons shall be required to call such meeting. No call will be required when all the stockholders are present in a relevant meeting.

1.3           Place and Time of Meetings.  Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the officers or stockholders requesting the meeting.

1.4           Notice of Meetings; Waiver of Notice.  Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required under section 1.5 below or by law.  Each notice of a meeting shall be given, personally or by mail, not fewer than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and, unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called.  If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation's records.  The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5           Quorum.  At an annual meeting of stockholders, the presence in person or by proxy of the holders of 65% of the shares entitled to vote shall constitute a quorum for the transaction of any business.  For the resolutions adopted in an annual meeting to be valid, such resolutions shall be adopted by the affirmative vote of the holders of at least 65% of the paid-in capital stock of the corporation.

At a special meeting of stockholders, the presence in person or by proxy of the holders of 75% of the shares entitled to vote shall constitute a quorum for the transaction of any business.  For the resolutions adopted in a special meeting to be valid, they such resolutions shall be adopted by the affirmative vote of holders of at least 65% of the paid-in capital stock of the corporation.

In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present.  At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called.  No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to section 1.4.

1.6           Voting; Proxies.  Each stockholder of record shall be entitled to one vote for each share registered in his name.  Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by section 1.8.  Directors shall be elected in the manner provided in section 2.1.  Voting need not be by ballot, unless requested by a majority of the stockholders entitled to vote at the meeting.  Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy.  No proxy shall be valid after three years from its date, unless it provides otherwise.

1.7           List of Stockholders.  Not fewer than 10 days prior to the date of any meeting of stockholders, the  Co - Secretaries of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name.  For a period of not fewer than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting.  During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held.  The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8           Action by Consent Without a Meeting.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if  consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock.

2.           BOARD OF DIRECTORS.

2.1           Number, Qualification, Election and Term of Directors.  The business of the corporation shall be managed by or under the direction of a Board of four regular directors and their corresponding alternates, provided that three members and their corresponding alternates will be identified with the letter “A”, and one member and its corresponding alternate will be identified with the letter “B”.  The number of directors may be changed by resolution of a majority of the Board or by the holders of 65%of the shares entitled to vote, but no decrease may shorten the term of any incumbent director.  Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of section 2.9.  As used in these bylaws, the term "entire Board" means the total number of directors the corporation would have, if there were no vacancies on the Board.

The stockholders shall appoint two co-secretaries of the Board and their corresponding alternates, one of which will be identified with the letter “A” and the other of which will be identified with the letter “B”. The co-secretaries will act as joint secretaries in the meetings of the Board, provided that (a) in case of absence of one co-secretary, the co-secretaries at the relevant meeting shall be the present co-secretary and the person appointed by the  present members of the Board identified with the same letter as the absent co-secretary, and (b) in case of absence of both co-secretaries, the co-secretaries at the relevant meeting shall be the persons appointed by the majority vote of the members of the Board, provided that at least one co-secretary shall be appointed by the members of the Board identified with the letter “B”.

The members of the Board shall have the following obligations and principles: (i) inform the chairman and the co-secretaries of the Board of any situation that could result in a conflict of interest, and refrain from participating in the discussion and voting of such matter; (ii) use the assets and services of the corporation solely for the fulfillment of the corporate purpose of the corporation, and define the policies under which, exceptionally and subject to the prior written consent of the Board, such assets can be used for personal use; (iii) provide the necessary attention and time for the performance of its position by, among others, attending at least 75% of the meetings to which he is called (only in the case of regular members); (iv) maintain total confidentiality (to the extent permissible by law) with respect to any and all information that could affect the operation of the corporation or the entities directly or indirectly owned by the corporation, and in connection with the resolutions of the Board; and (v)

support the Board, through his/her advice, in respect of the performance of the corporation and the entities directly or indirectly owned by the corporation.

2.2           Quorum and Manner of Acting.  A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided herein and in section 2.10.  Action of the Board shall be authorized by the vote of the majority of the directors present at the time of the vote, if there is a quorum, unless otherwise provided by law or these bylaws.  In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

The chairman of the Board will chair the meetings of the Board and will not have a casting vote in case of a tie. In case of absence of the chairman of the Board in a meeting, such meeting shall be chaired by the member of the Board elected by the majority of the votes of the members of the Board present at such meeting.

Notwithstanding the above and any other disposition to the contrary provided in these bylaws, the following matters shall be approved by at least three of the members of the Board, and cannot be delegated for resolution to any other corporate body:

1.
The approval of any budgets, including without limitation the Annual Budget (as such term is defined below), and any business plan, as well as any amendments or deviations representing more than 5% of the amount of such plans and budgets;

2.
The incurrence or assumption of any financial liability or indebtedness, including financial leases that create interest, yields or costs for the corporation, when such are not provided for in an authorized budget and exceed, in one act or series of acts over a period of 12 months, an amount of US$2,000,000.00;

3.
The authorization of any Capital Investments (as such term is defined below) not authorized in the Annual Budget, when such exceed, in one act or a series or acts over a period of 12 months, the equivalent of 5% of the amount authorized in such Annual Budget;

4.	The issuance of any security (debt or equity) to be issued or listed in a stock exchange or securities trading system, as well as the appointment or nomination of the underwriter therefor;

5.
The authorization to assign to a trust, sell, or otherwise assign or dispose by any means or title, of the shares or equity interests of the corporation, or of any Persons (as such term is defined below) in which the corporation has any equityinterests;

6.	The granting of any liens or encumbrances, in any form, in respect of any assets, shares, or equity interests of the corporation or of any Persons in which the corporation has any equity interests;

7.	The granting of loans to any Person, including Board members, directors or executives of the corporation;

8.	The granting of any pledge, mortgage or other security interest over real or personal property, or any other guarantees in favor of any Person;

9.	The adoption or amendment of accounting and dividend policies;

10.	The execution of any agreements (including their amendment or termination) with Related Parties (as such term is defined below);

11.	The sale or disposal of any assets in an amount that, in one act or series of acts, exceeds U.S.$2,000,000, when such sales or disposals are not provided for in an authorized budget;

12.
The execution, subscription, renewal or extension of any agreement, contract or commitment that has a term that exceeds one year or that provides for a payment, receivable, or the assumption of any commitment to pay or receive, , in one act or series of acts, an amount exceeding U.S.$2,000,000.00;

13.	The inception of any line of business or other activities which are not Included Activities (as such term is defined below), or the entering into any joint ventures or exclusivity agreements;

14.	The dissolution, liquidation, insolvency or bankruptcy procedures of the corporation or the amendment of any restructuring plan resulting from such procedures;

15.	The spin-off, merger, consolidation or combination in any manner of the corporation with a third party;

16.	The approval of the financial statements of the corporation;

17.	The appointment, removal and compensation of the external auditors of the corporation;

18.	The creation of any committees or any administrative bodies by the Board and the enactment of their respective operating procedures and the delegation of authority thereto;

19.	The exercise of any rights under any trust to which the corporation is a party;

20.
The determination of the manner in which the shares or other interests held directly or indirectly by the corporation in other entities, trusts or agreements, including the appointment of the same number of Board members A and Board members B, are voted, and

21.	The granting of powers of attorney or any delegation of authority to any person, in connection with any of the aforementioned matters.

For purposes of this section 2.2:

The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, and each officer, director, general partner or joint-venturer of such Person, including in the case of individuals, their successors, beneficiaries or assignees, when such are (a) ascending, descending or collateral straight line blood relatives without limitation of degree, or  (b) trusts granted by  ascending, descending or collateral straight line blood relatives without limitation of degree, appointing blood relatives as beneficiaries).  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

The term “Annual Budget” means any budget of the corporation and/or the Subsidiaries of the corporation approved by the shareholders or by the Board of Directors of the corporation in accordance with this bylaws.

The term “Capital Investment” means investments and expenditures made in land, real estate, furniture, facilities, antennas, equipment (including telecommunications network assets),improvements to leased properties,  equipment acquired under leases, and other assets considered fixed assets in the balance sheet of the corporation or the Subsidiaries of the corporation; provided however that capitalized investments must comply with the applicable financial reporting standards.

The term “Included Activities” means (i) the rendering of telecommunications services, including without limitation, cellular telephone services, wireless access fixed or mobile services, long distance and local telephone services, and the provision of capacity links for point to point and point to multi point; (ii) the rendering of internet services and other value added services in connection therewith; and (iii) the rendering of pay television services.

The term “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

The term “Related Parties” means, with respect to any Person (a) such Person’s Affiliates and any person that is or has been a shareholder, partner, director, officer, employee, agent or advisor of such Person and of such Person’s Affiliates in the last 12 months, including in the case of individuals, any ascending, descending or collateral straight line blood relatives without limitation of degree, and (b) any Person of which any Related Party is a shareholder, partner, Board member, creditor or representative.

The term “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding voting stock (or other equity interest) is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

2.3           Place of Meetings.  Meetings of the Board may be held in or outside Delaware.

2.4            Meetings of the Board. The meetings of the Board may be held at any time upon call in accordance with the terms of this bylaws for any purpose or purposes contained in the notice for the meeting.  Only business related to the purposes set forth in the notice of the meeting may be transacted. The Board will have an annual meeting at least once a year.

2.5           Calls.  All meetings of the Board shall be called by both co-secretaries or both statutory examiners, through a notice in accordance with the terms of Section 2.6 below. No call will be required when all the members of the Board are present in a relevant meeting.

2.6           Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business, or by telephoning or telegraphing it to him, in each case at least 5 days before the meeting.  Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened.  Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7           Board or Committee Action Without a Meeting.  Any action required or permitted to be taken by the Board or by any committee of the

Board may be taken without a meeting, if all the members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or the committee.

2.8           Participation in Board or Committee Meetings by Conference Telephone.  Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at the meeting.

2.9           Resignation and Removal of Directors.  Any director may resign at any time by delivering his resignation in writing to the chairman or the co-secretaries of the Board, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.  Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.10  Vacancies.  Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.11  Compensation.  Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties.  A director also may be paid for serving the corporation or its affiliates or subsidiaries in other capacities.

3.           COMMITTEES.

3.1           Executive Committee.  The Corporation shall have an executive committee formed by four regular members and their corresponding alternates, of which three members to be identified with the letter “A” and their corresponding alternates will be appointed by the members A of the Board, and the other member to be identified with the letter “B” and its alternate will be appointed by the member “B” of the Board.  The members of the executive committee may or not be members of the Board.

The executive committee will be chaired by the members appointed by the stockholders that own the Series “A” shares of the corporation. The members of the executive committee may or not be members of the Board. In no case the President of the executive committee will have a casting vote in case of a tie.

The executive committee will have to co-secretaries, one identified with the letter “A” will be appointed by the stockholders that own Series “A”, and the other identified with the letter “B” by the stockholders that own Series “B”. The co-secretaries of the executive committee may or not be members of the

Board and will remain in their position until the stockholders that appointed them resolve otherwise.

Other than the authority granted to other corporate bodies of the corporation, the executive committee will have the authority to resolve any operating or business matters related to the day-to-day operations of the corporation.

The executive committee shall meet at least once a month upon the prior call of the co-secretaries of the executive committee in the same form as the notices to call the meetings of the Board. No call will be required when all the members of the executive committee are present in a relevant meeting.

A majority of the executive committee shall constitute a quorum for the transaction of business at any meeting.  Action of the executive committee shall be authorized by the vote of the majority of the members present at the time of the vote, if there is a quorum, unless otherwise provided by law or these bylaws.  In the absence of a quorum, a majority of the members present may adjourn any meeting from time to time until a quorum is present.

3.2           Other Committees.  The Board, by resolution adopted by a majority of the entire Board, may designate other committees of one or more directors, which shall serve at the Board's pleasure and have such powers and duties as the Board determines.

3.3           Rules Applicable to Committees.  The Board may designate one or more directors as alternate members of any committee (other than the executive committee), which director or directors may replace any absent or disqualified member or members at any meeting of such committee.  In case of the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member.  All action of a committee shall be reported to the Board at its next meeting.  Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4.           OFFICERS.

4.1            Officers of the Corporation.  The day to day management of the corporation will entrusted to a chief executive officer (the “CEO”). The financial, administrative and treasury activities of the Corporation will be entrusted to a chief financial officer (the “CFO”).  The CEO and the CFO will be elected by the Board.

The legal activities of the corporation will be entitled to a general counsel (the “General Counsel”). The members of the Board identified with the letter “A” shall have the right to appoint the General Counsel.

The audit activities of the corporation will be entitled to a comptroller (the “Comptroller” and jointly with the CEO, the CFO and the General Counsel, the “Executive Officers”). The members of the Board identified with the letter “B” shall have the right to appoint the Comptroller.

The co-secretaries of the Board will act as such in all meetings of the Board and the stockholders and shall keep minutes of all such meetings. In the absence of both secretaries from any meeting, the minutes shall be kept by the persons appointed for that purpose by the presiding officers.

The surveillance of the Corporation shall be entrusted to two (2) statutory examiners with their corresponding alternates, one of which will be identified with the letter “A” and the other of which will be identified with the letter “B”. The statutory examiners will be appointed by the stockholders, will not have to be stockholders of the Corporation, and will remain in their position for one year, until a successor is appointed, or until their earlier death, resignation or removal. The Statutory Examiners shall have the duties and faculties granted to them by the stockholders, will assist to the Board’s meetings and to the stockholders meetings, and shall guaranty the fulfillment of their duties as decided by the stockholders.

The officers of the corporation shall be the Executive Officers and the co-secretaries of the Board, and the statutory examiners.  Any two or more offices may be held by the same person.  The Board may require any officer, agent or employee to give security for the faithful performance of his duties. The officers of the corporation shall have the powers, authorities and duties assigned to them by the Board.

4.5.            Term of Office.  The Executive Officers and the co-secretaries of the corporation shall hold office until their resignation, removal, or earlier death.

4.6      Subordinate Officers.  In addition to the Executive Officers, the Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines.  The Board may delegate to any Executive Officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.7.     Resignation and Removal of Executive Officers.  The Board of directors of the Corporation may remove, at any time, the Executive Officers, through the affirmative vote of the members “A” or “B” of the Board, provided that for the appointment of the new relevant Executive Officer, the group of members “A” or “B” that didn’t remove the relevant Executive Officer (the “Proposing Members”) will, within 10 business days following the removal of the relevant Executive Officer, propose three candidates to replace the removed officer,  and the other members of the Board (the “Electing Members”) will elect the new officer from the individuals proposed by the Proposing Members (the “Candidates”), within five business days following the date in which they receive the proposal of the Proposing Members. The removal of any Executive Officer will cause the automatic revocation of its powers and authorities.

The Candidates shall not be a Related Party (as such term is defined in Section 2.2. of this bylaws) of the Proposing Members, and shall have a reasonable knowledge of the office they will perform, and of the industry and the business carried out by the corporation.

4.8    Salaries.  The Board may fix the officers’ salaries, if any, or it may authorize the chairman to fix the salary of any other officer.

5.           SHARES.

5.1           Certificates and Series of Shares.  The corporation's shares shall be represented by certificates in the form approved by the Board.  Each certificate shall be signed by  one member “A” and one member “B” of the Board, and shall be sealed with the corporation's seal or a facsimile of the seal.  Any or all of the signatures on the certificate may be a facsimile.

The shares representing the capital stock of the corporation may be classified in different series or sub-series as may be determined by the stockholders of the Corporation.

5.2     Transfers.  Shares shall be transferable only on the corporation's books, upon surrender of the certificate for the shares, properly endorsed.  The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3    Determination of Stockholders of Record.  The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action.  The record date may not be more than 60 or fewer than 10 days before the date of the meeting or more than 60 days before any other action.

6.           INDEMNIFICATION AND INSURANCE.

6.1           Right to Indemnification.  Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in section 6.2, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in these by-laws shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these by-laws or otherwise.  The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

6.2           Right of Claimant to Bring Suit.  If a claim under section 6.1 is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the corporation to indemnify the claimant for the amount claimed.  Neither the failure of the corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he has met that standard of conduct, nor an actual determination by the corporation (including its Board, its independent counsel or its stockholders) that the claimant has not met that standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet that standard of conduct.

6.3           Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section 6 shall not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

6.4           Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

6.5           Expenses as a Witness.  To the extent any director, officer, employee or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he shall be indemnified against all costs and expenses actually and reasonably incurred by him or on his behalf in connection therewith.

6.6           Indemnity Agreements.  The corporation may enter into agreement with any director, officer, employee or agent of the corporation providing for indemnification to the fullest extent permitted by Delaware law.

7.           MISCELLANEOUS.

7.1           Seal.  The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation's name and the year and state in which it was incorporated.

7.2           Fiscal Year.  The Board may determine the corporation's fiscal year.  Until changed by the Board, the last day of the corporation's fiscal year shall be December 31.

7.3           Voting of Shares in Other Corporations.  Shares in other corporations held by the corporation may be represented and voted by an officer of this corporation or by a proxy or proxies appointed by one of them.  The Board may, however, appoint some other person to vote the shares.

7.4           Amendments.    By-laws may be amended repealed or adopted by the stockholders.